Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Cable Corporation

We consent to the incorporation by reference in Registration Statement Nos. 333-28965, 333-31865, 333-31867, 333-31869, 333-31871, 333-89629, 333-51812, 333-51818, 333-51822 and 333-58792 on Form S-8; Post-effective Amendment No. 1 to Registration Statement No. 333-59125 on Form S-8; and Registration Statement No. 333-108950 on Form S-3 of our report on internal control over financial reporting dated April 28, 2005 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K/A of General Cable Corporation for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
April 28, 2005

13